UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2020

CorEnergy Infrastructure Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Walnut, Suite 3350 Kansas City, MO	64106
(Address of Principal Executive Offices)	(Zip Code)

(816) 875-3705
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.001 per share	CORR	New York Stock Exchange
7.375% Series A Cumulative Redeemable Preferred Stock	CORRPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Capitalized terms used and not defined in this Current Report on Form 8-K are used as defined in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 of CorEnergy Infrastructure Trust, Inc. (the “Company”).

Purchase and Sale Agreement

On June 26, 2020, the bankruptcy court in UPL’s Chapter 11 case approved the previously announced sale of the Pinedale LGS. Following such approval, on June 29, 2020, the Company’s indirect wholly owned subsidiary Pinedale LP entered into the purchase and sale agreement (the “Sale Agreement”) with Ultra Wyoming, which is an indirect subsidiary of UPL. The Sale Agreement provides that Ultra Wyoming will purchase from Pinedale LP the assets which constitute the Pinedale LGS for $18 million cash and the Pinedale Lease Agreement will be terminated. The closing of the Sale Agreement is subject to the satisfaction of certain closing conditions, including but not limited to a release of all liens under the Amended Pinedale Term Credit Facility, a release by Pinedale of all claims against UPL and Ultra Wyoming arising from the rejection or termination of the Pinedale Lease Agreement and approval of the UPL bankruptcy court, which was granted on June 26. The transaction is expected to close June 30, 2020 and may be terminated by either party if not closed by July 31, 2020. If the transaction closes after June 30, 2020, the Company does not expect Ultra Wyoming to make any further rent payments under the Pinedale Lease Agreement.

The description of the Purchase and Sale Agreement set forth in this Item 1.01 is qualified in its entirety by the full Sale Agreement, a copy of which will be filed as an exhibit to the earlier of the following filings: (1) the Company’s current report on Form 8-K announcing the closing of the transaction or (2) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Pinedale Credit Facility

Consistent with the Company’s previous announcement, Pinedale LP and the Company entered into a compromise and release agreement (the “Release Agreement”) with Prudential related to the Amended Pinedale Term Credit Facility. Pursuant to the Release Agreement, at closing of the Pinedale LGS sale transaction with Ultra Wyoming the Company will provide all cash related to the sale of the Pinedale LGS along with cash available at Pinedale LP on the closing date, estimated to be approximately $3.3 million, to Prudential in exchange for (i) the release of all liens on the Pinedale LGS and the other assets of Pinedale LP, (ii) the termination of the Company’s pledge of equity interests of the general partner of Pinedale LP, (iii) the termination and satisfaction in full of the obligations of Pinedale LP under the Amended Pinedale Term Credit Facility and (iv) general release of any other obligations of Pinedale LP and/or the Company and their respective directors, officers, employees or agents pertaining to the Amended Pinedale Term Credit Facility.

The description of the Release Agreement set forth in this Item 1.01 is qualified in its entirety by the full Release Agreement, a copy of which will be filed as an exhibit no later than the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated:	June 29, 2020	By:	/s/ Rebecca M. Sandring
Rebecca M. Sandring
Secretary